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                                                                     Exhibit 2.4

                             CERTIFICATE OF MERGER
                                    MERGING
                           ROCKETS ACQUISITION CORP.
                                 WITH AND INTO
                           THE FOREFRONT GROUP, INC.

                          ___________________________

                        Pursuant to Section 251 of the
                       Delaware General Corporation Law

                          ___________________________


     The ForeFront Group, Inc., a Delaware corporation ("ForeFront"), DOES HEREBY CERTIFY AS FOLLOWS:

     FIRST:    That ForeFront was incorporated on December 6, 1990 pursuant to the Delaware General Corporation Law (the "DGCL"). Rockets Acquisition Corp. ("Merger Sub") was incorporated on March 4, 1998 pursuant to the DGCL.

     SECOND:   That an Agreement and Plan of Reorganization, dated as of March
16, 1998, among CBT Group PLC, a public limited company organized under the laws of the Republic of Ireland, Merger Sub and ForeFront (the "Reorganization Agreement"), which sets forth the terms and conditions of the merger of Merger Sub with and into ForeFront (the "Merger"), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the DGCL.

     THIRD:    That the name of the surviving corporation ("Surviving
Corporation") shall be The ForeFront Group, Inc.

     FOURTH:   The Amended and Restated Certificate of Incorporation of
ForeFront shall be amended and restated as set forth on Exhibit A.

     FIFTH:    That an executed copy of the Reorganization Agreement is on file at an office of Surviving Corporation at the following address:

                         1005 Hamilton Court
                         Menlo Park, California  94025

     SIXTH:    That a copy of the Reorganization Agreement will be furnished by
Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

     SEVENTH: That the Merger shall become effective upon the filing of this Certificate of Merger with the Delaware Secretary of State.
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     IN WITNESS WHEREOF, Surviving Corporation has caused this Certificate of
Merger to be executed in its corporate name as of the 28th day of May, 1998.


                    THE FOREFRONT GROUP, INC.



                    By: _______________________________
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                                   EXHIBIT A
                                   ---------


                                   ARTICLE I

          The name of the Corporation is The ForeFront Group, Inc. (the "Corporation").

                                  ARTICLE II

          The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                  ARTICLE IV

          This Corporation is authorized to issue one class of shares to be designated Common Stock. The total number of shares of Common Stock this Corporation shall have authority to issue is 1,000, with par value of $0.01 per share.

                                   ARTICLE V

          The Corporation is to have perpetual existence.

                                  ARTICLE VI

          In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

                                  ARTICLE VII

          The number of directors which constitute the whole Board of Directors of the Corporation shall be as specified in the Bylaws of the Corporation.

                                 ARTICLE VIII

          Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.
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                                  ARTICLE IX

          To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exception from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                   ARTICLE X

          Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                  ARTICLE XI

          The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.